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                                                                    EXHIBIT 5.2

                         AGREEMENT AND PLAN OF MERGER


        Agreement and Plan of Merger, dated as of November 29, 1994 by and among IMRS Inc., a Delaware corporation ("IMRS"), IP Merger, Inc., a California corporation ("Sub"), and Pillar Corporation, a California corporation ("Pillar"). Sub and Pillar are hereinafter sometimes collectively referred to as the "Constituent Corporations".

                                  WITNESSETH:

        WHEREAS, IMRS, Sub and Pillar have entered into an Agreement and Plan of Reorganization, dated as of November 7, 1994 (the "Reorganization Agreement"), providing, among other things, for the execution and delivery of this Agreement and the merger of Sub with and into Pillar (the "Merger") upon the terms set forth in the Reorganization Agreement and this Agreement; and

        WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective shareholders that Sub be merged with and into Pillar in the manner contemplated herein and in the Reorganization Agreement, and have adopted resolutions approving this Agreement and the Reorganization Agreement, and the respective Boards of Directors of Pillar and Sub have recommended that the merger of Pillar with and into Sub be approved; and

        WHEREAS, the authorized capital stock of Sub consists of 100 shares of common stock, no par value ("Sub Common Stock"), all of which are issued, outstanding and owned by IMRS; and

        WHEREAS, the authorized capital stock of Pillar consists of 30,000,000 shares of common stock, $.001 par value ("Pillar Common Stock") and 20,000,000 shares of Preferred Stock, $.001 par value ("Pillar Preferred Stock") (collectively, "Pillar Stock"), of which 1,219,984 shares of Pillar Common Stock and 18,577,051 shares of Pillar Preferred Stock are issued and outstanding as of November 4, 1994; and

        WHEREAS, the holders of the requisite number of shares of Pillar Stock and Sub Common Stock have approved the Merger.

        NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of stating the terms and conditions of the merger contemplated hereby and the mode of carrying the Merger into effect, the parties hereto hereby agree as follows:

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1.  GENERAL

    1.1 MERGER. In accordance with the provisions of the General Corporation Law of the State of California (the "CCL") and on the Effective Date of the Merger (as defined in Section 1.2 hereof), Sub shall be merged with and into Pillar as provided herein. Pillar shall be the surviving corporation in the Merger and is herein sometimes referred to as the "Surviving Corporation". On the Effective Date of the Merger, the separate existence of Sub shall cease in accordance with provisions of the CCL.

    1.2 EFFECTIVE DATE OF THE MERGER. The Merger shall become effective upon the filing of this Agreement, together with any required officers' certificates, with the Secretary of State of the State of California pursuant to the CCL. The date when the Merger becomes effective shall be the date of such filing with the California Secretary of State and such date is herein called the "Effective Date".

    1.3  ARTICLES OF INCORPORATION.  The Articles of
Incorporation of the Surviving Corporation shall, on the Effective Date, be amended so as to read in its entirety as set forth on the attached EXHIBIT A.

    1.4 DIRECTORS. On the Effective Date, the directors of the Surviving Corporation shall be the following individuals, each of whom shall hold such office until the next annual meeting of shareholders of the Surviving Corporation and until his or her successor shall have been elected or appointed and qualified to serve, or otherwise as provided in the Articles of Incorporation or By-laws of the Surviving Corporation:

                          James Perakis
                          David Sample
                          Lucy Ricciardi

2.  STATUS AND CONVERSION OF SECURITIES

    2.1 (i) CONVERSION OF PILLAR'S STOCK. On the Effective Date, each outstanding share of Pillar Stock shall, by virtue of the Merger and without any action on the part of the holder, be thereof converted into the right to receive 0.025587872 shares of common stock, $.01 par value, of IMRS ("IMRS Common Stock").
This decimal shall be referred to herein as the "Conversion
Ratio".

         (ii)(A) On the Effective Date, IMRS shall assume in accordance with Section 425(a) of the Internal Revenue Code and the regulations promulgated thereunder Pillar's rights and obligations with respect to each Outstanding Company Option issued under Pillar's 1988 Stock Option Plan and 1992 Long-Term Equity Incentive Plan (together, the "Option Plans") and each
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                                     -3-

holder shall thereby be entitled to acquire on substantially the same terms (including the dates and extent of exercisability) and subject to substantially the same conditions as such option, the number of shares of IMRS Common Stock determined by multiplying the number of shares of Pillar Stock subject to such option immediately prior to the Effective Date by the Conversion Ratio (rounded down to the nearest whole share), at an exercise price per share of IMRS Common Stock (rounded up to the nearest whole cent) determined by dividing the exercise price per share of Pillar Stock of such option immediately prior to the Effective Date by the Conversion Ratio.

       (B) On the Effective Date, IMRS shall assume in accordance with the provisions thereof, those Outstanding Company Options not assumed by IMRS under Section 2.1(ii)(A) and each holder thereof shall thereby be entitled to acquire on substantially the same terms (including the dates and extent of exercisability) and subject to substantially the same conditions as such security, the number of shares of IMRS Common Stock determined by multiplying the number of shares of Pillar Stock subject to such security immediately prior the the Effective Date by the Conversion Ratio (rounded down to the nearest whole share), at an exercise price per share of IMRS Common Stock (rounded up to the nearest whole cent) determined by dividing the exercise price per share of Pillar Stock of such security immediately prior to the Effective Date by the Conversion Ratio.

       (iii) FRACTIONAL SHARES. No certificates or scrip for fractional shares of IMRS Common Stock will be issued, no IMRS stock split or dividend shall be paid in respect of any fractional share interest, and no such fractional shares interest shall entitle the owner thereof to vote or to any rights of or as a stockholder of IMRS. In lieu of such fractional shares, any holder of Pillar Common Stock who would otherwise be entitled to a fraction of a share of IMRS Common Stock (after aggregating all fractional shares of IMRS Common Stock to be received by such holder) will be paid the cash value of such fraction, which shall be equal to the fraction multiplied by the Average Price.

       (iv) NO INTEREST. No interest will be paid or accrued on the cash payable upon the surrender of the certificate or certificates.

       (v) CANCELLATION OF SHARES. Each share of Pillar Stock held by Pillar, IMRS or Sub shall be cancelled.

       (vi) DISSENTING SHARES. Notwithstanding the foregoing, shares of Pillar Common Stock as to which dissenters' rights have been effectively asserted in accordance with the CCL and not withdrawn shall not be exchanged pursuant to this Section 2.1 but shall receive the treatment provided for pursuant to the CCL.

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         (vii)  SUB COMMON STOCK.  On the Effective Date, each
share of Sub Common Stock, issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, no par value, of the Surviving Corporation.

     2.2 ESCROW ARRANGEMENT. Pursuant to the Reorganization Agreement, 92,027 of the shares of IMRS Common Stock to which Pillar shareholders would otherwise be entitled upon conversion shall be deposited in escrow (the "Escrow Shares") to indemnify IMRS and the Surviving Corporation against certain liabilities as set forth therein. At the termination of the escrow, each Pillar shareholder who has shares of IMRS Common Stock in escrow will receive his or her proportionate share of the undistributed Escrow Shares, if any.

     2.3 SURRENDER OF CERTIFICATES. On the Effective Date, each holder of an outstanding certificate or certificates, which prior thereto represented shares of Pillar Stock, shall be entitled to receive therefor, upon surrender of such certificate or certificates, to American Stock Transfer & Trust Company or such other agent or agents as may be appointed by IMRS (the "Exchange Agent"), one or more of the following, as the case may be, in accordance with paragraphs (i)-(v) of Section 2.1:
(a) certificate or certificates representing shares of IMRS Common Stock, and (b) cash in lieu of fractional shares.

     2.5  TRANSFER OF SHARES.  On and after the Effective Date:

          (i) The stock transfer books of Pillar shall be permanently closed, there shall be no further registry of transfers on the records of Pillar Stock outstanding immediately prior to the Effective Date, and, if certificates representing such shares are presented to IMRS, they shall be cancelled and exchanged for cash or for certificates representing IMRS Common Stock as herein provided.

         (ii) If any certificate for IMRS Common Stock is to be issued in a name other than that in which the certificate for Pillar Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such IMRS Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

        (iii) Until surrendered, each outstanding certificate which prior to the Effective Date represented shares of Pillar
Stock shall, on and after the Effective Date, represent only the right to receive shares of IMRS Common Stock and the right to
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receive cash into which the shares of Pillar Stock formerly represented thereby shall have been converted pursuant to Section 2.1 hereof. Any dividends or other distribution declared on or after the Effective Date with respect to IMRS Common Stock shall be paid to the holder of any such certificate when the holder thereof surrenders such certificate.

3. MISCELLANEOUS. The identity, existence, purposes, objects, franchises, privileges, rights and immunities of Pillar shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of Sub shall be merged into Pillar and Pillar shall, as the Surviving Corporation, be fully vested therewith. On the Effective Date, the separate existence of Sub shall cease and, in accordance with the terms of this Agreement and the CCL, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent corporations on whatever account, including stock subscriptions, and all other things in action and all and every other interest of or belonging to or due to each of such corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all property, rights, privileges, powers and franchises, and each and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate or interest therein, vested by deed or otherwise in either of such corporations, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of said Constituent Corporations may be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger, and all debts, liabilities and duties of each of said Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

4. TERMINATION. Immediately upon a termination of the Reorganization Agreement, this Agreement shall terminate and be of no further force or effect.

5. AMENDMENT; WAIVER. This Agreement may not be amended except by an instrument in writing signed on behalf of Pillar and IMRS. After approval hereof by the shareholders of Pillar, no amendment shall be made which reduces the merger consideration without the further approval of such shareholders.

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6.  COUNTERPARTS.  For the convenience of the parties hereto and to facilitate the execution of this Agreement counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

7. EFFECT. The effect of the Merger and the effective date of the Merger are as prescribed by law.

                          [Signature Page to Follow]

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        IN WITNESS WHEREOF, each of the Constituent Corporations and IMRS has caused this Agreement to be signed in its corporate name by its Chairman of the Board, President or a Vice President and by its Secretary or Assistant Secretary, Clerk or Assistant Clerk as indicated below, and its corporate seal to be affixed hereto, all as of the date first above written.

                                          IMRS INC.


                                          By:  /s/   James Perakis
                                             ---------------------------------
                                              Title: President and CEO

                                          By:  /s/   Craig Schiff
                                             ---------------------------------
                                              Title: Vice President, Secretary


                                          IP MERGER, INC.


                                          By:  /s/   James Perakis
                                             ---------------------------------
                                              Title: President and CEO

                                          By:  /s/   Craig Schiff
                                             ---------------------------------
                                              Title: Vice President, Secretary


                                         PILLAR CORPORATION


                                          By:  /s/   Kenneth Ross
                                             ---------------------------------
                                              Title: President and CEO

                                          By:  /s/   Jacqueline Daint
                                             ---------------------------------
                                              Title: Secretary

169EAB4581/1.AA4


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                                  Exhibit A
                                  ---------
                            Intentionally Omitted